Exhibit 10.1

SCHIFF NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

PERFORMANCE AWARD GRANT NOTICE

Section 1:	Notice of Grant

Schiff Nutrition International, Inc. (the “Company”), pursuant to our 2004 Incentive Award Plan, as amended (the “Plan”), hereby grants this performance award (the “Performance Award”) to the holder listed below (“Holder”) pursuant to the Plan.  The Performance Award shall be subject to all of the terms and conditions as set forth herein and in the Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined in this Performance Award Grant Notice (the “Grant Notice”) or the attachments hereto, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the attachments hereto.

Holder:	__________________________________________
Grant Date:	December 12, 2008
Performance Period:	October 1, 2008 through May 31, 2011
Target Award Value:
$_____________.  This is the dollar denomination of the award granted.  The actual value of the award payable, if any, will be based on the Earned Value (as discussed below and in the Award Agreement) of the award and the extent to which the award vests.
The Earned Value of the award is based on how well the Company performs against targeted goals for three financial performance measures (as discussed below).  Earned Value may be as small as $0 and as large as 150% of the Target Award Value.  Earned Value will equal Target Award Value when the Company performs at target performance for each of the three financial performance goals, as set forth on Exhibit B.
Full vesting is based on Holder’s continued service with the Company throughout the Performance Period, and may be less than 100% in certain events discussed below.

Earned Value:
The “Earned Value” (as defined in the Award Agreement) will be based on the Company’s actual performance over the Performance Period against the specified performance goals for Cumulative Performance Period Operating Income, Cumulative Performance Period Net Sales and Cumulative Performance Period Net Cash Flow, as set forth on Exhibit B and discussed further in the Award Agreement. If the threshold level of Cumulative Performance Period Operating Income over the Performance Period is not met, then regardless of how the Company performs against the Cumulative Performance Period Net Sales goal and the Cumulative Performance Period Net Cash Flow goal, the Earned Value will be $0 and no amounts will be payable.

Vesting:
If the Holder remains continuously in service throughout the Performance Period and does not experience a “Separation from Service” (as defined in the Award Agreement) prior to May 31, 2011, then one hundred percent (100%) of the Earned Value shall vest and become nonforfeitable on May 31, 2011.  Vesting of the Earned Value shall be accelerated in whole or in part upon the happening of certain qualifying terminations of employment and change in control events, as specified in Section 2.2 of the Award Agreement.  If Holder has a Separation from Service prior to May 31, 2011 that does not qualify for accelerated vesting, then Holder will forfeit the entire Performance Award.

Form of Payment:	The vested portion of the Earned Value shall be paid in a combination of cash and shares of Class A common stock of the Company (“Common Stock”), as determined in accordance with the Award Agreement.
Time of Payment:
Subject to the terms and conditions of the Plan, the cash and shares of Common Stock payable in settlement of the vested portion of the Earned Value will be distributed during the thirty (30) day period following the earlier of (i) the date following the end of the Performance Period on which the Compensation Committee certifies the level of achievement of the performance goals set forth on Exhibit B and determines the Earned Value, and (ii) a “Change in Control” (as defined in the Award Agreement); provided, however, that Holder may elect to defer the distribution of some or all of the cash and shares of Common Stock otherwise distributable by completing the Deferral Election attached as Exhibit C to this Grant Notice (the “Deferral Election”) within the timeframe set forth in Exhibit C.

Section 2:	Miscellaneous

By my signature below, I hereby agree to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice.  I have reviewed the Award Agreement, the Plan and this Grant Notice in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understand all provisions of this Grant Notice, the Award Agreement and the Plan.  I hereby agree to accept as final, binding, and conclusive all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Award Agreement.

SCHIFF NUTRITION INTERNATIONAL, INC.	HOLDER:

By:	By:
Print Name:	Print Name:
Title:	Address:
Address: 2002 South 5070 West
Salt Lake City, UT 84104

You must return this Performance Award Grant Notice to the Office of the General Counsel of
Schiff Nutrition International, Inc. on or before December 31, 2008

2

EXHIBIT A TO PERFORMANCE AWARD GRANT NOTICE

AWARD AGREEMENT

Pursuant to the Performance Award Grant Notice (“Grant Notice”) to which this Award Agreement (this “Agreement”) is attached, Schiff Nutrition International, Inc. (the “Company”) has granted to Holder this award (the “Performance Award”) under its 2004 Incentive Award Plan, as amended (the “Plan”).

ARTICLE I

GENERAL

1.1 Defined Terms.  Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise.  Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, the Plan.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean Holder’s:

(a) gross or willful misconduct of Holder at any time during Holder’s employment by the Company, or any such misconduct during any prior period of employment in an executive capacity with any person or entity if not disclosed to the Company in writing prior to the execution hereof;

(b) substantial failure to perform specific and lawful directives of the Board or a superior employee of the Company;

(c) knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company;

(d) conviction of or plea of guilty or nolo contendere to a felony or fraud during Holder’s employment with the Company;

(e) drug, alcohol or substance abuse (to the extent not inconsistent with the Americans with Disability Act or similar state law); or

(f) material breach of the terms of any of Holder’s employment-related or non-disclosure agreement(s) with the Company which is not corrected after written notice and a reasonable cure period not to exceed 15 days.

“Certification Date” shall have the meaning assigned to such term in Section 2.3(a).

“Change in Control” shall mean each occurrence of any of the following:

(a) A transaction or series of transactions (other than an offering of common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or, excluding any transaction involving a distribution of Stock held by Weider Health and Fitness (“WHF”) to individual stockholders of WHF or their family trusts;

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsection (a) above or subsection (c) below) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination pursuant to which shares of Common Stock are sold at a price greater than $5.00 per outstanding share, as adjusted from time to time consistent with any adjustment under Section 11.1 of the Plan, or (y) a sale or other disposition of all or substantially all of the Company’s assets pursuant to which the consideration received by the Company or its stockholders is in excess of $5.00 per outstanding share, as adjusted from time to time consistent with any adjustment under Section 11.1 of the Plan, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, or

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Class A common stock, par value $.01 per share, of the Company.

“Company” shall have the meaning assigned to such term in the preamble.

“Deferral Election Effective Date” shall mean the earliest of (a) November 30, 2010, (b) the date of Holder’s Separation from Service or (c) the date that the Settlement Amount has become “readily ascertainable” within the meaning of Treasury Regulation Section 1.409A-2(a)(8).

“Deferred Amount” shall have the meaning assigned to such term in Section 2.5(a).

“Disabled” shall have the meaning assigned to such term in Code Section 409A(2)(C) and the Treasury Regulations thereunder.

“Distribution Event” shall have the meaning assigned to such term in Section 2.5(b).

“Dividend Equivalents” shall have the meaning assigned to such term in Section 2.5(e).

“Earned Value” shall have the meaning assigned to such term in Section 2.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean any one of the following conduct or events which occurs without Holder’s consent, and is not cured by the Company within 30 days after Holder’s notice in writing to the Company within 90 days of the first happening of the conduct or event (and Holder thereafter terminates employment with the Company no later than 180 days after the first happening of such conduct or event specified in the notice):

(a) the Company’s material diminution of Holder’s authority, responsibilities, duties, or compensation; or

(b) any involuntary relocation of Holder’s principal place of business to a location that represents a material change in geographic location (including, without limitation, any involuntary relocation that is more than 75 miles from Holder’s current principal place of business with the Company).

“Grant Date” shall mean the grant date set forth in the Grant Notice.

“Grant Notice” shall have the meaning assigned to such term in the preamble.

“Normal Retirement Eligibility Date”1 shall mean the later of:

(a) the date on which Holder attains the age of 62, and

(b) the date Holder completes 6 years of continuous employment with the Company or any Subsidiary.

“Performance Award” shall have the meaning assigned to such term in the preamble.

“Performance Period” shall mean the performance period indicated in the Grant Notice.

“Plan” shall have the meaning assigned to such term in the preamble.

“Pro Rata Vesting Event” shall have the meaning assigned to such term in Section 2.2(b).

“Section 409A Change in Control” shall mean a Change in Control that qualifies as a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of assets,” of the Company (or the corporate successor thereto), within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder

“Separation from Service” shall mean Holder’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the Treasury Regulations and other guidance issued thereunder) with the Company or Subsidiary employing Holder, as determined by the Administrator.

“Settlement Amount” shall have the meaning assigned to such term in Section 2.3(c).

“Target Award Value” shall mean the target award value set forth in the Grant Notice.

“Unforeseeable Emergency” shall have the meaning assigned to such term in Section 2.6(b).

1.2 Incorporation of Terms of Plan.  The Performance Award and the cash and shares of Common Stock to be paid or issued with respect thereto, are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

1 For T. Elitharp, “Normal Retirement Eligibility Date” shall mean May 31, 2010.

ARTICLE II

GRANT, VALUE, VESTING AND DISTRIBUTION

2.1 Grant of Performance Award.  In consideration of Holder’s past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the Grant Date, the Company irrevocably grants to Holder this award, consisting of a Performance Bonus Award granted pursuant to Section 8.8 of the Plan and a Stock Payment award granted pursuant to Section 8.4 of the Plan.

2.2 Vesting of Performance Award; Accelerated Vesting Events.

(a) Subject to Section 2.2(b) and (c), Holder shall vest in full in the Earned Value on May 31, 2011; provided, that Holder does not experience a Separation from Service prior to such date.  Notwithstanding the vesting of the Earned Value in accordance with Section 2.2(a) or 2.2(b), no amount shall become payable pursuant to the Performance Award until there is a certification by the Compensation Committee of the Earned Value and the resulting amount payable to the Holder, in accordance with Section 2.4.

(b) Notwithstanding anything to the contrary in the first sentence of Section 2.2(a), Holder shall vest in only a portion of the Earned Value upon the earliest to occur of the events listed below (each, a “Pro Rata Vesting Event”):

(i) Holder’s employment with the Company or any Subsidiary is terminated by the Company or Subsidiary without Cause;

(ii) Holder’s employment with the Company or any Subsidiary is terminated by Holder for Good Reason;

(iii) Holder voluntarily resigns from employment following the Normal Retirement Eligibility Date;

(iv) Holder becomes Disabled; or

(v) Holder’s death.

The percentage of the Earned Value that shall vest upon the occurrence of a Pro Rata Vesting Event shall be determined by a fraction, the numerator of which is the number of full calendar months from the first day of the Performance Period through the date of such termination of employment, becoming Disabled, or death, and the denominator of which is 32.  The portion of the Earned Value that is not vested as of the date of the Pro Rata Vesting Event shall not become vested and the portion of the Performance Award relating thereto shall terminate automatically and be forfeited immediately following such Pro Rata Vesting Event without further notice or consideration to Holder.  In addition, in the event that prior to May 31, 2011, Holder has a Separation from Service that does not qualify as a Pro Rata Vesting Event, then the full Performance Award shall terminate automatically and be forfeited immediately upon such Separation from Service without further notice or consideration to Holder.

(c) Notwithstanding anything to the contrary in the first sentence of Section 2.2(a), or any provision in any employment-related agreement between Holder and the Company or any of its Subsidiaries, if any, in the event of a Change in Control prior to Holder’s Separation from Service, then, immediately prior to such Change in Control, Holder shall vest in the Earned Value (as determined in accordance with Section 2.3(b)) only to the extent determined as follows: (i) if the Change in Control occurs on or before May 31, 2009, thirty-three and one-third percent (33 1/3%) of the Earned Value shall vest; (ii) if the Change in Control occurs after May 31, 2009 and on or before May 31, 2010, sixty-six and two-thirds percent (66 2/3%) of the Earned Value shall vest; and (iii) if the Change in Control occurs after May 31, 2010 and on or before May 31, 2011, one hundred percent (100%) of the Earned Value shall vest.  Except as otherwise provided in this Section 2.2(c), the portion of the Earned Value that is not vested at the time of the Change in Control shall not become vested and the portion of the Performance Award relating thereto shall terminate automatically and be forfeited at the time of the Change in Control without further notice or consideration to Holder.

(d) Holder shall have no right to any distribution of cash or shares of Common Stock with respect to all or any portion of the Earned Value that does not vest.

2.3 Earned Value and Settlement Amount.

(a) In the event a Change in Control does not occur prior to the expiration of the Performance Period, on a date that is no later than 90 days following the end of the Performance Period (the “Certification Date”), the Administrator shall certify (i) the Company’s actual performance against target performance under the performance goals listed on, and in accordance with, Exhibit B to the Grant Notice, and (ii) the percent of Target Award Value resulting from the Company’s actual performance against such target performance, determined in accordance with Exhibit B (the “Earned Value”).

(b) In the event a Change in Control occurs prior to the expiration of the Performance Period, then the Earned Value shall equal the Target Award Value as set forth on the Grant Notice.

(c) The aggregate amount payable to the Holder pursuant to the Performance Award (the “Settlement Amount”) shall equal the product of (i) the percentage of the Earned Value that vests in accordance with Section 2.2 and (ii) the Earned Value certified by the Administrator pursuant to Section 2.3(a) or determined in accordance with Section 2.3(b), as applicable.

2.4 Form of Payment; Distribution.

(a) The Settlement Amount shall be paid to Holder in a combination of cash and shares of Common Stock, determined as follows:

(i) sixty-six and two-thirds percent (66 2/3%) of the Settlement Amount shall be paid to Holder in cash; provided, however, that in no event shall the cash amount payable to Holder exceed $1,000,000, less the maximum amount of Holder’s annual performance bonus for the Company’s fiscal year ending May 31, 2011 (or, if the Company’s stockholders approve an amendment to Section 8.8 of the Plan on or before the Deferral Election Effective Date, such greater amount as may be permitted under the Plan, less the maximum amount of Holder’s annual performance bonus for the Company’s fiscal year ending May 31, 2011); and

(ii) thirty-three and one-third percent (33 1/3%) of the Settlement Amount (plus any portion of the Settlement Amount that would otherwise be payable in cash, but that may not be paid in cash as a result of the limitation set forth in Section 8.8 of the Plan) shall be paid to Holder in whole shares of Common Stock, based on the Fair Market Value of a share of Common Stock as of the Certification Date; provided, however, that in no event shall the number of shares of Common Stock to be issued or transferred to Holder exceed 500,000 shares (or, if the Company’s stockholders approve an amendment to Section 3.3 of the Plan on or before the Deferral Election Effective Date, such greater amount as may be permitted under the Plan), as adjusted from time to time consistent with any adjustment under Section 11.1 of the Plan.

(b) Subject to the terms and conditions of the Plan and Section 2.5, the cash and shares of Common Stock payable upon settlement of the Performance Award shall be distributed during the 30-day period following the earlier of (i) the Certification Date and (ii) a Change in Control.  Notwithstanding any provision to the contrary, the distribution of the Settlement Amount (other than the “Deferred Amount” (as defined below)) shall in all events be made on or before the later of (i) the fifteenth day of the third month following Holder’s first taxable year in which such amount is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such amount is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c) Any portion of the Settlement Amount payable in shares of Common Stock shall be made by the Company in the form of whole shares.  Any fractional share of Common Stock otherwise distributable pursuant to this Agreement shall be rounded up to the next whole share.

2.5 Deferrals.

(a) Holder may elect to defer the receipt of some or all of the Settlement Amount otherwise payable pursuant to Section 2.4 by timely completing the Deferral Election attached as Exhibit C to the Grant Notice.  Any such portion of the Settlement Amount, the deferral of which has been requested by the Holder pursuant to a timely Deferral Election that becomes effective and irrevocable, shall be referred to herein as the “Deferred Amount.”  The Deferred Amount shall be distributed to Holder in equal annual or semi-annual installments or in a lump sum, as elected by Holder in the Deferral Election.

(b) Subject to Section 2.5(c) and (d), the distribution of the Deferred Amount shall be made or, if the Deferred Amount is distributable in installments, shall commence during the 30-day period following the earliest to occur of the events listed below (each, a “Distribution Event”):

(i) the Distribution Commencement Date (if any) set forth in Holder’s Deferral Election;

(ii) Holder’s Separation from Service;

(iii) the day immediately preceding a Section 409A Change in Control;

(iv) Holder becomes Disabled; or

(v) Holder’s death.

Notwithstanding any provision to the contrary in this Section 2.5(b), if Holder is deemed to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) and the Treasury Regulations thereunder) at the time of Holder’s Separation from Service, then with regard to the distribution of any portion of the Deferred Amount required to be delayed in compliance with Code Section 409A(a)(2)(B), such portion of the Deferred Amount shall be distributed to Holder during the 30-day period commencing with the earliest to occur of (i) the expiration of the six (6)-month period measured from the date of Holder’s Separation from Service or (ii) the date of Holder’s death.

(c) Except as otherwise provided in Section 2.6, the time for the distribution of the Deferred Amount may not be changed for any reason following the commencement of the distribution of the Deferred Amount; provided, however, that in the event of a Section 409A Change in Control prior to the distribution of all of the Deferred Amount, the remaining portion of the Deferred Amount shall be distributed to Holder in a lump sum on the day immediately preceding such Section 409A Change in Control.

(d) Notwithstanding the foregoing, the Deferred Amount shall be payable at such times and upon such events as are specified in this Agreement only to the extent issuance under such terms will not cause the Performance Award or the amounts payable pursuant to the Performance Award to be includible in the gross income of Holder under Code Section 409A prior to such times or the occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder.

(e) In the event that Holder elects to defer all or a portion of the Settlement Amount, the Company hereby grants to Holder dividend equivalents with respect to each share of Common Stock so deferred, in an amount equal to the aggregate amount of all normal and special cash dividends, if any, paid to the Company’s stockholders on one share of Common Stock where the record dates for such dividends paid occurred during the period from May 31, 2011 (or, with respect to any special dividends, the Certification Date) through and including the day immediately preceding the date on which the share of Common Stock deferred is distributed to Holder (or his or her estate) pursuant to this Section 2.5 (“Dividend Equivalents”).  The Dividend Equivalents shall be paid to Holder in the same form as the original dividend at the time the deferred share of Common Stock to which such Dividend Equivalent relates is distributed pursuant to this Section 2.5.  Each Dividend Equivalent shall terminate as of the date the deferred share of Common Stock to which such Dividend Equivalent relates is distributed.

2.6 Unforeseeable Emergency.

(a) If Holder experiences an Unforeseeable Emergency (as defined below), Holder may petition the Administrator for the right to receive a partial or full distribution of the Deferred Amount.  If, in the sole discretion of the Administrator, Holder’s petition is approved, the Unforeseeable Emergency shall be deemed a “Distribution Event” with respect to the portion of the Deferred Amount approved for distribution by the Administrator.  Holder shall then be entitled to receive such cash and shares of Common Stock pursuant to Section 2.5(b).

(b) For purposes of this Section 2.6, an “Unforeseeable Emergency” shall mean a severe financial hardship to Holder resulting from an illness or accident of Holder, Holder’s spouse, Holder’s beneficiary or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) of Holder, loss of Holder’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Holder, as determined by the Administrator in accordance with Code Section 409A(a)(2)(B)(ii)(I) and the Treasury Regulations thereunder.  The aggregate amount of cash and the Fair Market Value of the shares of Common Stock distributed to Holder with respect to the Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of Holder’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship), as determined by the Administrator in accordance with Code Section 409A(a)(2)(B)(ii) and the Treasury Regulations thereunder.

2.7 Changes to Form or Time of Distribution.  Except as otherwise provided herein, the time and form of distribution of the Settlement Amount shall be as set forth in the Grant Notice and Deferral Election and may only be changed in compliance with the requirements of Code Section 409A(a)(4)(C) and the Treasury Regulations thereunder, and only with the prior written consent of the Company’s General Counsel.

2.8 Restrictions on Transfer.  Unless otherwise permitted by the Administrator in accordance with the terms of the Plan, no portion of the Performance Award or the cash or shares of Common Stock payable with respect thereto or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

2.9 Conditions to Issuance of Stock Certificates.  The shares of Common Stock deliverable in payment of the Settlement Amount in accordance with Section 2.4 may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any such shares of Common Stock prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such Common Stock is then listed;

(b) The completion and maintenance of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining and maintenance of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the specified date for distribution as the Administrator may from time to time establish in good faith for reasons of administrative convenience; and

(e) The receipt by the Company of full payment of all amounts required to be withheld under federal, state, local and foreign tax laws, with respect to the issuance of such shares or any other taxable event arising out of or relating to this Agreement and the Grant Notice in accordance with Section 15.3 of the Plan.

2.10 Rights as Stockholder.  Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock issuable pursuant to the Performance Award unless and until such shares of Common Stock shall have been issued by the Company to Holder.

ARTICLE III

OTHER PROVISIONS

3.1 Adjustment for Stock Split, Other Events.  In the event of any stock dividend, stock split, reverse stock split, distribution of Company assets to stockholders (other than normal or special cash dividends), recapitalization, combination, reclassification, or similar change in the capital structure of the Company, in each case, occurring on or after the Certification Date, appropriate adjustments shall be made in the Dividend Equivalents and/or the shares of Common Stock issuable with respect the Deferred Amount, consistent with any adjustment under Section 11.1 of the Plan.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Dividend Equivalents and the shares of Common Stock issuable with respect to any Deferred Amount, to any and all shares of capital stock or other securities which may be issued in respect of, or in exchange for, in substitution of the Dividend Equivalents and the shares of Common Stock issuable with respect to the Deferred Amount, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

3.2 Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company or any of its Subsidiaries of any sums required by federal, state or local tax law to be withheld with respect to the payment of cash or the distribution of shares of Common Stock in connection with the Performance Award, or any other taxable event related to the Performance Award.  The Company may permit Holder to make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company;

(ii) by the deduction of such amount from any compensation otherwise payable to Holder, including any amounts payable as part of the Settlement Amount;

(iii) with the consent of the Administrator, by requesting that the Company withhold shares of Common Stock payable as part of the Settlement Amount, or by tendering vested shares of Common Stock, in each case,  having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or

(iv) in any combination of the foregoing.

(b) In the event Holder fails to provide timely payment of all sums required by the Company pursuant to Section 3.2(a), the Company shall have the right and option, but not obligation, to treat such failure as an election by Holder to satisfy all or any portion of his or her required payment obligation pursuant to Section 3.2(a)(ii) or 3.2(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.  The Company shall not be obligated to deliver any new certificate representing shares of Common Stock issuable with respect to the Performance Award to

Holder or his legal representative unless and until Holder or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Holder resulting from the grant of the Performance Award, the payment of cash or the distribution of the shares of Common Stock issuable with respect thereto, or any other taxable event related to the Performance Award.

3.3 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Performance Award and the shares of Common Stock issuable with respect thereto and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4 Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final, binding, and conclusive upon Holder, the Company and all other interested persons.  No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Performance Award.

3.5 Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice.  By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6 Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7 Governing Law; Severability.  This Agreement and all disputes arising out of or relating to it shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the law that might be applied under principles of conflicts of laws.  Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.8 Conformity to Securities Laws.  Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Award is granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9 Amendments.  This Agreement may be wholly or partially amended at any time or from time to time by the Administrator; provided, that no amendment of this Agreement shall, without the written consent of Holder, impair any rights of Holder under this Agreement.

3.10 Not a Contract of Employment.  As partial consideration for the grant of the Performance Award by the Company, the Holder agrees to remain in the employ of the Company or any Subsidiary (whichever is applicable) with such duties and responsibilities as the Company or any Subsidiary (as applicable) shall from time to time prescribe, for a period of at least one year after the Grant Date.  Nothing in this Agreement shall confer upon the Holder any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way any otherwise existing rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Holder.

3.11 Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.12 Unfunded, Unsecured Obligations.  The obligations of the Company under the Plan and this Agreement shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Holder or any other person.  Holder shall have only the rights of a general, unsecured creditor of the Company with respect to the Performance Award, unless and until cash shall be paid or shares of Common Stock shall be distributed to Holder under the terms and conditions of this Agreement.

3.13 Compliance in Form and Operation.  This Agreement and the Performance Award are intended to comply with Code Section 409A and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with that intention.

EXHIBIT C TO PERFORMANCE AWARD GRANT NOTICE

DEFERRAL ELECTION

Name of Participant:	Social Security No.:
Address:	Grant Date: December 12, 2008

Unless otherwise defined herein or in the Performance Award Grant Notice evidencing the Performance Award granted to you on the date set forth above (the “Grant Notice”) or the Award Agreement attached to the Grant Notice (the “Award Agreement”), the terms defined in our 2004 Incentive Award Plan, as amended (the “Plan”) shall have the same defined meanings in this Deferral Election.  Please complete Section 1, 2, and 3 and sign where indicated in Section 4.

Section 1:	Deferral Election

Please select whether you would like to defer receipt of all or a portion of the Settlement Amount beyond the date determined in accordance with Section 2.4 of the Award Agreement.

☐	I elect to defer receipt of the following portion of the Settlement Amount that may become payable to me:

Specify Deferral Percentage:

  _____% of the cash portion of the Settlement Amount (the “Cash Deferral”)

  _____% of the shares of Class A common stock, par value $.01 per share, of the Company (“Common Stock”) issuable as the share portion of the Settlement Amount (the “Share Deferral”)

(Each specified percentage must be a whole percentage from 0%, for no deferral, to 100% for full deferral, of that portion of the Settlement Amount.)

I understand that unless I elect to defer the payment of 100% of the cash portion of the Settlement Amount and 100% of the shares of Common Stock issuable as the share portion of the Settlement Amount, any portion of the Settlement Amount that is not deferred will be paid to me in accordance with Section 2.4 of the Award Agreement.  I further understand that the deferral percentages specified will be applied separately to the portion of the Performance Award payable in cash and the portion of the Performance Award payable in shares of Common Stock.

For purposes of this Deferral Election, the Grant Notice and the Award Agreement, the Cash Deferral and the Share Deferral shall be collectively referred to as the “Deferred Amount”.

Section 2:	Distribution Event Election – Deferred Amount

You may elect either to have payment of the Deferred Amount commence upon the earlier of (1) a specified date not earlier than August 30, 2011 or (2) the 30th day following your Separation from Service (within the meaning of Code Section 409A(a)(2)(A)(i), as determined by the Secretary of the Treasury) with the Company or Subsidiary employing you.  Dates and methods of issuance may not be accelerated or changed.

☐	Distribution Commencement Date Election:

I hereby irrevocably elect the following Distribution Commencement Dates for the commencement of the payment of the Cash Deferral and the Share Deferral, as applicable:

Distribution Commencement Date for the Cash Deferral:  ______________, 20____

Distribution Commencement Date for the Share Deferral: ______________, 20____

(The specified dates must be no earlier than August 30, 2011.)

I understand that if I do not make a Distribution Commencement Date Election above (or, if my Separation from Service occurs prior to the specified date), the Cash Deferral and the Share Deferral, as applicable, will be paid to me shortly following my Separation from Service (or, in the event I am a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the date which is six months following my Separation from Service).

I understand that in the event of my death, or I become Disabled (as defined in the Award Agreement), prior to the Distribution Commencement Date(s) specified above, or if there is a 409A Change in Control (as defined in the Award Agreement) before or after the Distribution Commencement Date(s) specified above, the Cash Deferral and the Share Deferral, as applicable, will be distributed to me, my beneficiary, or my estate, as the case may be, on an accelerated basis in a single lump sum in accordance with Section 2.5(b) of the Award Agreement.

I understand that the payment of the Deferred Amount will result in a tax liability and I have considered this and the Company’s policies regarding trading during blackout periods in electing my Distribution Commencement Date.

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Section 3:	Lump Sum Payment or Installments – Deferred Amount

You may elect either to have the Deferred Amount paid to you in a single lump sum or in equal installments.  In the event that you do not elect a distribution form in accordance with this Section 3, the Deferred Amount will be issued to you in a single lump sum.  PLEASE SELECT FOR EACH CASH DEFERRAL AND SHARE DEFERRAL ONE ELECTION (LUMP SUM OR INSTALLMENTS):

Lump Sum on the Distribution Commencement Date (specified above):

☐	I hereby irrevocably elect to have the Cash Deferral paid to me in a single lump sum on the Distribution Commencement Date (specified above).

☐	I hereby irrevocably elect to have the Share Deferral paid to me in a single lump sum on the Distribution Commencement Date (specified above).

Equal Annual or Semi-Annual Installments:

☐	I hereby irrevocably elect to have the Cash Deferral paid to me in (check one):

☐	equal annual installments, or

☐	equal semi-annual installments over the following number of years:_____,

with the first installment occurring shortly following my Distribution Commencement Date (specified above) and applicable installments thereafter occurring on the last business day of each additional 12-month or 6-month period after such date.

☐	I hereby irrevocably elect to have the Share Deferral paid to me in (check one):

☐	equal annual installments, or

☐	equal semi-annual installments over the following number of years:_____,

with the first installment occurring shortly following my Distribution Commencement Date (specified above) and applicable installments thereafter occurring on the last business day of each additional 12-month or 6-month period after such date.  Only whole shares of Common Stock will be issued on each distribution date.

The specified number of years for these elections must be a whole number of years equal or greater than 2.)

I understand that if I do not elect a distribution in installments, the Cash Deferral or the Share Deferral, as applicable, will be distributed to me in a lump sum.

I understand that in the event of my death, or I become Disabled (as defined in the Award Agreement), prior to the Distribution Commencement Date(s) specified above, or if there is a 409A Change in Control (as defined in the Award Agreement) before or after the Distribution Commencement Date(s) specified above, the Cash Deferral and the Share Deferral, as applicable, will be distributed to me, my beneficiary, or my estate, as the case may be, on an accelerated basis in a single lump sum in accordance with Section 2.5(b) of the Award Agreement.

I understand that my elections set forth in this Deferral Election apply only with respect to the Deferred Amount payable under the Award Agreement, if any, and that such elections will not effect the payment of any other deferred amounts pursuant to any other award I may have received in the past or may receive in the future.

Section 4:	Authorization

I acknowledge that I have reviewed the Plan, the Grant Notice, the Award Agreement, and this Deferral Election in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Deferral Election, and fully understand all provisions of the Plan, the Grant Notice, the Award Agreement and this Deferral Election.  On behalf of myself, my successors in interest and my assigns and all persons claiming under me, I agree to be bound by the statements contained herein and by the provisions of the Plan and this Deferral Election as they now exist and as they may be amended from time to time.  I hereby agree to accept as final, binding, and conclusive all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, the Grant Notice, the Award Agreement or this Deferral Election.

I acknowledge and agree that this Deferral Election shall not become effective and irrevocable until the earliest of (a) November 30, 2010, (b) the date of my Separation from Service or (c) the date that the Settlement Amount has become “readily ascertainable” within the meaning of Treasury Regulation Section 1.409A-2(a)(8), regardless of the date I file this Deferral Election with the Company (the “Deferral Election Effective Date”).  I further understand that I will not be able to make any change to my Deferral Election after it becomes effective and irrevocable.

HOLDER:
By:
Print Name:
Address:

Date:

You must return this Deferral Election to the General Counsel of Schiff Nutrition International, Inc. on or before the Deferral Election Effective Date.